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                                                                   Exhibit 10.04
                                                                   -------------
                                    SPECIAL
                           SUPPORT SERVICES AGREEMENT


This Special Support Services Agreement shall be effective as of the 1st day of August, 1997 and is entered into between Davox Corporation, A Delaware corporation with its principal place of business at 6 Technology Park Drive, Westford, Massachusetts 01886 ("Davox") and Datapoint (UK) Ltd., a company organized under the laws of England, with its principal place of business at 400 North Circular Rd., London, NW10 0JG, England ("Datapoint").

WHEREAS, Datapoint is an independent distributor of Davox products to British Telecommunications plc Direct sales unit ("BT") under a certain and separate distributor agreement as referenced herein;

WHEREAS, Datapoint has entered into an independent agreement solely between Datapoint and BT to furnish products from Datapoint and Davox and to provide support of those products; and

WHEREAS, Datapoint requests that Davox furnish certain technical support as defined herein to better enable it to support he product furnished to BT;

NOW, THEREFORE, Datapoint and Davox agree as follows:

1.   COVERAGE

A. Davox agrees to provide Datapoint and Datapoint agrees to accept from Davox technical support services, training, consulting services, and spare parts ("Support Services") under the terms and conditions set forth in this Special Support Services Agreement with respect to support by Datapoint of the "Direct Sales" unit (aka "BT Direct Sales") of British Telecommunications Plc, herein referred to as "BT", within the territory of the United Kingdom ("UK").

B. Support Services are available for the Davox proprietary computer hardware and peripheral equipment ("Equipment") and Davox computer software ("Software") which collectively comprise a Davox Unison (TM) brand call management system (each referred to herein as a "System") as made available to Datapoint under a certain and separate International Distributor Agreement dated September 8, 1995 (the "Distributor Agreement") as said Agreement survives to the extent provided under the terms of the Mutual Early Termination Agreement between the parties dated March 31, 1997 (the "Termination Agreement"). Equipment eligible for support hereunder does not include third party hardware products remarketed by Davox, such products include, but are not limited to Sun Microsystems Computer Corporation products. The Equipment and Software eligible for inclusion under this Agreement shall be added as provided in Section 1.C. and 9.A.
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C.   Datapoint agrees to cover under this Agreement, in accordance with the terms herein, each Unison (TM) System sold and supported by Datapoint to BT. New Systems, or additional "Seats" added thereto, will be automatically be added to this Agreement upon "hand over" of the applicable System, or add-on Equipment or Software comprising a "Seat", to BT. The term "hand over" shall be construed to be that point in time when the System, or add-on Seat, is installed, operates substantially in accordance with its specifications and made available to BT for confirmation testing or commercial use. Solely for administrative and invoicing purposes, Datapoint shall confirm coverage by furnishing a purchase order in accordance with Section 9A setting forth (i) the Equipment, Software, and workstations comprising the System and the quantity of each, (ii) the location of the System, (iii) name of the BT unit, and (iv) the name, phone number, and e-mail address of a principle contact within Datapoint's organization responsible for coordinating resolution of potential problems with the designated System. However, notwithstanding anything herein to the contrary, the effective date of Technical Support coverage shall commence upon the hand over date, and the fees associated with Technical Support shall also commence on said date. Orders for parts and other Support Services shall be placed by Datapoint in accordance with the provisions of Section 9 of this Agreement.

D. During the period prior to "hand over" as defined above, the System and add-on seats shall not be covered by Support Services under this Agreement. During said period, Datapoint may, at its election, order support on a time and materials basis at the prices then in effect as set forth in Schedules I and II of this Agreement. In the event Datapoint orders support on a time an materials basis, the terms of this Agreement, exclusive of Sections 3, 4, 5, 6, and 7B shall apply. Datapoint shall submit a purchase order conforming to Section 9, or a written request authorized by Datapoint's BT account manager, for support ordered on a time and materials basis. Davox shall have no obligation to support any system or Seat until said purchase order conforming to this Agreement is received and accepted.

2.   SERVICE HOURS

A. Davox shall use its best efforts (alternatively "best endeavors") to provide Technical Support cover 24 hours, 7 days per week, out of the Davox Worldwide Support Center in accordance with the terms below. Support Services are managed from the Davox Worldwide Support Center, located in Westford, Massachusetts, U.S.A. (the "WSC").

B.   General WSC Coverage Hours and Mechanics.
     WSC primary support hours are from 7:30 a.m. to midnight, Eastern time, Monday through Friday and 8:00 a.m. to 5:00 p.m., Eastern time, on Saturday, excluding Davox holidays ("WSC Standard Hours"). Supplemental coverage for critical problems will be available between the hours of midnight and 7:29 a.m., Eastern time, Monday through Friday and 5:01 a.m. to midnight, Eastern time, Saturday, ("Supplemental WSC Hours"). Datapoint is required to route all problems, questions and requests for service on any System through the WSC. During Supplemental WSC Hours, (and any ad hoc requests

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      for service outside WSC Standard Hours and Supplemental WSC Hours)
      inquiries for assistance will be handled through Davox third-party messaging center and relayed to Davox support personnel, until Davox establishes continuous staffing, excluding Davox holidays, directly in the WSC. Support during Davox holidays will be handled as follows:

      I. For general holidays (all holidays except those in Section B(II) below) the procedure is as follows:
      (a) Davox WSC operates on a reduced staff level; notwithstanding Davox problem escalation procedures, no representation or commitment is made as to any response time; and
      (b) Calls to the WSC may be handled by an answering service, staff notified by means of a pager, and Datapoint responded to by means of a call back procedure.
      II. On the holidays of July 4, Thanksgiving day (date varies annually) and Christmas day (December 25) the procedure is as follows:
      (a) Davox WSC operates on a reduced staff level; notwithstanding Davox escalation procedures, no representation or commitment is made as to any response time;
      (b) Datapoint shall be permitted to contact the WSC solely for calls for Critical problems; and;
      (c) Calls to the WSC will be handled by an answering service, staff notified by means of a pager, and Datapoint responded to be means of call back procedure.

Note: Hours are quoted in Eastern time in the United States of America. Davox holidays vary annually. A copy of the Davox holidays in effect for the then current year will be furnished upon request.

C. Normal service hours for on-site support, when ordered by Datapoint and authorized by Davox as provided herein, are 8:30 a.m. to 5:30 p.m. local time, in the UK, Monday through Friday, excluding Davox holidays ("Normal Service Hours").

      Davox will provide on-site support outside of Normal Service Hours on the following basis: On-site support outside Normal Service Hours ("Off Hours Coverage") will be made available, at an additional charge, at Davox then prevailing rates for time, with a minimum of 4 hours billable. Any such request for Off Hours Coverage is subject to availability of local personnel. Off Hours Coverage is not available during Davox local holidays. Datapoint acknowledges that Davox makes no representation or commitment that personnel will be available for Off Hours Coverage, and Davox reserves the right to defer any request for on-site support until Normal Service Hours during the next immediate local Davox work-day following the request for on-site support.

3.    TECHNICAL SUPPORT

Technical Support ("Technical Support") consists of the program offering set forth in this Section 3. Datapoint will place an order to establish Technical Support coverage, per System, as provided in Section 1(C) and Section 9 of this Agreement.

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A.   Datapoint assumes primary responsibility for the diagnosis and resolution of problems with the System. All requests for support shall originate solely with Datapoint. Davox will not accept requests for assistance from BT for services to be delivered by Datapoint, unless such request is acknowledged by Datapoint.

B. Datapoint, at Datapoint's expense, shall have an appropriate number of employee(s), to be mutually agreed on by the parties in their reasonable determination attend such Davox course(s), in the operation and repair of Davox products consisting of such content as is similar in nature and extent to that which Davox provides its own support employees as Davox in its reasonable determination may deem necessary to enable Datapoint to provide first line support of a quality consistent with that Davox furnishes its own customers. Therefore, the standard of reasonableness applicable to training requirements under this clause shall be limited to requiring that a reasonably adequate number of Datapoint personnel, as determined above, receive the same or substantially similar training as that which Davox requires of its own personnel performing similar functions.

     One or more individuals(s) will be designated as a "Support Administrator" and shall be the primary point of contact with Davox on matters pertaining to the support of Systems. Datapoint's Support Administrator(s) shall attend such additional courses as are required, in the reasonable opinion of Davox, to support the Davox Equipment and Software which Datapoint has installed or currently offers for sale. Datapoint also agrees that all Datapoint employees, who are principally engaged in providing support on Davox products to end user customers of Datapoint, shall receive training as defined above.

C. Datapoint is responsible for contacting the WSC in the event of problems with the system. Telephone support and remote diagnosis of problems is available to Datapoint during WSC Standard Hours and WSC Supplemental Hours. Upon notification that the System has malfunctioned or is inoperative, Davox shall take steps to diagnose the cause of such malfunction or failure to operate. Datapoint shall assist Davox in diagnosing problems with the System. When in Davox opinion a failure has occurred with the Equipment, Davox will advise Datapoint, and Datapoint will replace the filed component with a functioning component from Datapoint's Spare Parts Kit (refer Section 4, below). When in Davox opinion there is a malfunction or failure of the Software on the System, Davox shall correct the malfunction, or furnish a suitable work-around, and shall furnish said correction or work-around by means of a copy of the corrected Software on magnetic media or by means of a remote download whichever in Davox reasonable determination is the most effective. Datapoint is responsible for installing the corrected Software on the System.

D. Davox will provide support on up to three (3) calls per 100 seats on Systems covered under this Agreement per year, for the annual technical support fee. Additional calls beyond the total of: (three calls times the total number of seats covered annually, divided by 100), will be invoiced to Datapoint at Davox then prevailing International Support Time and Materials rates. Calls for Systems covered for a partial year will be pro-rated, and added to the total allowable calls included for the annual support fees paid to Davox.

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     However, calls which are determined to be caused by inherent defects in the
     Davox provided Equipment and/or Software, such that said Equipment and/or Software fails to operate in accordance with its Specifications, and which such defects have been previously un-communicated to Datapoint relative to diagnosis and avoidance, relief procedure, or resolution, shall not count toward the allowable number of calls for which support is included in the basic annual fees under this Agreement.

E. On-site support by Davox personnel may be ordered when necessary. Davox support personnel will be dispatched on a "first come, first served" basis subject to availability of personnel and transportation. The price to Datapoint for on-site support shall be at Davox then prevailing UK Datapoint daily support rate, for support in the UK. For support in the UK to be sourced from the U.S., the price shall be the International Daily Support rate, with labor hours calculated on a portal to portal basis, plus the reasonable costs of transportation, (which shall be "coach" or like class unless a higher class is authorized by Datapoint as in an emergency or where immediate on-site assistance is required and no seat in coach class is available) meals and lodging (which shall be of average quality associated with business travel of like kind within the industry generally) (incurred by Davox support personnel. Davox also agrees to provide, at no additional cost to Datapoint, on site assistance to Datapoint in resolving up to one support call per month, using Davox UK based personnel only.
     Such on site assistance will be provided subject to availability of personnel, and will be provided on a best efforts basis once a request for such assistance is received by Davox through the WSC, or direct to the Davox Support Services Manager in the UK. If UK based Davox personnel are not available at the time a request for on site assistance is received from Datapoint, then Datapoint shall have the option to request US based personnel to provide such assistance, at the rates and terms provided for herein.

F. Technical Support to be provided under this Agreement does not include repair of damage, replacement of parts or increase in support service time attributable to reasons other than normal wear and tear, including but not limited to the combination or operation or use of Equipment or Software with materials not supplied by Davox or for purposes for which the Equipment, Software or workstation was not designed, unusual physical or electrical stress, accident, neglect, acts of God, or misuse, abuse, or modification of the Equipment, Software or workstations by persons other than Davox unless such modifications have been authorized in writing by Davox signed by the Vice president of Customer Service expressly amending this Agreement. In the event Davox reasonably determines that such approved modifications add to the support requirements associated with the Equipment or Software or workstation. Davox reserves the right to charge a premium for said support and will endeavor to quote this additional charge upon receipt of Datapoint's request for authorization. When support is required for reasons other than normal wear and tear, support services will be provided at Davox then prevailing time and material rates and an invoice issued to Datapoint. If the System has been modified, except as permitted in the preceding sentence, or if foreign devices have been added to the System, then Davox may at its option, (i) terminate coverage on the modified System or (ii) support such modifications and foreign devices at its then prevailing rates for time

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     and material; or (iii) refuse to support the modifications or foreign devices. Third party hardware, including, but not limited to Sun Microsystems Computer Corporation products are not eligible for Technical Support (unless mutually agreed to in writing and set forth in an order for Technical Support accepted by Davox).

G. Updates and engineering changes will be made to the Software when, in Davox opinion, such updates and changes are necessary to correct operational errors or deficiencies in order to conform the Software to Davox published specifications. Davox may also make changes to the Software to enhance performance, reliability, or service ability. All updates and changes to the Software released by Davox shall be deemed "Revisions". Davox shall provide Datapoint one (1) copy of general Revisions of the Software, upon release by Davox, Datapoint shall be responsible for installation of all Revisions. Davox shall be relieved of any liability arising out of errors or defects in any prior version or Revision of Software twenty-one (21) days following delivery to Datapoint of the latest Revision. The parties agree that all of the systems covered by Technical Support shall run Software at the appropriate Revision level as mutually agreed to from time to time in writing by the parties, provided that any Revision does not materially adversely affect the performance of the System in accordance with Davox published specifications.

H. Davox agrees to provide access to Datapoint to Davox Website, where Datapoint may elect to log calls for Davox action, to view the status of Datapoint's open calls with Davox, to view technical documentation, and to use search capabilities to find information or seek known solutions to certain problem symptoms.

I. Datapoint agrees to share with Davox selected call data, on a quarterly basis, for Systems covered under this Agreement. Such data will consist, at a minimum, of all call incidents per identified system, a description of each problem reported, and a description of problem resolution actions taken on each call, as well as summary data on the achievement of targeted response, relief, and problem resolution time frames by severity category of problems. Datapoint also agrees to survey BT monthly during the first year of this agreement, and thereafter quarterly, in a manner to be agreed between BT, Datapoint, and Davox, in order to assess customer satisfaction with support services provided, and with personnel delivering such support. Datapoint agrees to share responses with Davox in a timely manner after responses are received, and to meet with Davox to agree on appropriate measures to establish, or increase customer satisfaction with product effectiveness and support delivery. If BT expresses dissatisfaction with individual Datapoint support personnel providing services on Unison Systems, Datapoint agrees to seek Davox assessment of the skills and capabilities of such personnel, and to take mutually agreed actions as may be warranted, including additional training or change of assigned personnel.

J. The Technical Support furnished under this Section 3 shall consist of technical consultation, diagnosis, replacement of Equipment components pursuant to clause 3B, and remedial measures, as defined herein, consistent with restoring the Equipment and/or

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     Software to a standard such that it operates in accordance with Davox published specifications ("Specifications").

4.   SPARE PARTS/LOGISTICS

A. As a condition to Davox furnishing Technical Support hereunder, Datapoint shall purchase appropriate spare parts from Davox. The contents and prices of Spare Parts Kits are as set forth on Schedule I hereto. The number of Spare Parts Kits shall coincide with the number of Systems under Technical Support, in accordance with the matrix in Schedule I.

B. Davox will ship replacement Equipment components to Datapoint, at Davox expense. Datapoint will return the replacement component to the Spare Parts Kit. Datapoint shall be responsible for removing the failed component and installing the functioning component. Datapoint shall return the failed component to Davox via surface carrier, at Datapoint's expense, using the packaging and return label provided with the replacement component. Failed components must be returned to Davox within twenty-one
     (21) days of receipt of the replacement component(s) or Datapoint shall be deemed to have purchased the replacement component(s) at Davox then prevailing list price for such component and Davox shall issue an invoice which shall be due in thirty (30) days from the date thereof.

C. When in the course of furnishing Support Services hereunder, the support calls for Davox to replace a defective or malfunctioning component of the Equipment and furnish a functioning component, the replacement component shall become the property of Datapoint, or as applicable, the owner of the System, and the removed component shall become the property of Davox.

D. Upon the expiration of this Agreement, Davox shall repurchase any spare parts acquired under this Section 4, then in the possession of Datapoint acquired for use by and held for BT. Davox shall be permitted to evaluate the spares parts prior to purchase and those spare parts determined to be in good working order shall be purchased at a price equal to the price of the spare parts at cost less 20% annual depreciation measured from the time of purchase. Datapoint shall provide Davox with a list, annually, of the spare parts which Datapoint holds for BT and which may in the future qualify for repurchase.

5.   PRODUCT TRAINING AND TRAINING MATERIALS

Product training shall be made available to Datapoint in accordance with the terms of this Section 5.

A. Datapoint personnel shall be permitted to attend any of Davox then offered training courses at Davox then prevailing price and scheduled times.

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B.   Datapoint may purchase course materials and the license to reproduce and distribute these materials, under Davox Train the Trainer program, as outlined in Schedule III.

Unless otherwise agreed in writing by Davox, courses will be taught at Davox training facility in Westford or Acton, Massachusetts, U.S.A. Datapoint is responsible for the cost of tuition, transportation, meals and lodging of Datapoint's personnel attending Davox training courses, other than as provided for below.

Davox agrees to provide, as a service included with the basic annual fees for support services under this Agreement (Refer Schedule II (1)), five (5) days of training per quarter at Datapoint's facilities in the UK. Datapoint agrees to reimburse Davox for all reasonable travel, lodging, and expenses associated with providing this training, but shall not be invoiced for tuition or instructor time associated with this quarterly on-site training. Datapoint shall be responsible for providing proper and adequate facilities, equipment, and software installed and configured suitable for the training agreed to be provided each quarter. Datapoint also agrees to name a contact to serve as training coordinator with Davox Educational Services to act for Datapoint in planning and implementing each quarter's training. The training (i.e. course instruction) under this paragraph shall be deemed to have a pro forma quarterly fee of $7,500. Datapoint may also elect, at its option, to use the $7500 pro forma quarterly fee of this on-site training toward tuition fees for Datapoint employees for courses at Davox training facilities in Acton, Massachusetts, U.S.A.

6.  PRODUCT DOCUMENTATION

Davox shall furnish to Datapoint one (1) copy of Davox standard user documentation. Any internal support documentation which is provided shall be deemed to be the confidential and proprietary information of Davox, subject to
Section 15 of this Agreement.

7.  SOFTWARE

A. The Software furnished hereunder and any Revisions, modifications or updates thereto, and the Master Release referenced below are subject to, and shall be governed by, the terms and conditions of the Datapoint Agreement, in particular, Section 2(f.) thereof and Schedule V, Software License, of this Agreement, except that Datapoint shall be permitted to furnish under sublicense Software provided hereunder, to the extent authorized herein, to BT under the sublicense terms previously agreed to between Datapoint and BT as expressly set forth in Schedule VI hereto.

B. Davox will furnish Datapoint one (1) master media (tape) set, as may be in effect from time to time during the term of this Agreement, (the "Master Release") containing the following:

     a. The then current standard Revision of the commercially most significant Software including Davox standard Software previously included in Products furnished under the Datapoint Agreement for distribution to BT;

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     b.   Sub-revisions or modifications to the Software referred to in sub-
          clause a, above;

     c. Code fixes or patches to the Software referred to in the sub-clause a, above; and

     d.   A listing of director structure and module revision levels.

The Master Release is the confidential and proprietary information of Davox and is authorized for use solely by Datapoint on a single system at Datapoint's central support location. Except as permitted under clause 7A, above, Datapoint shall not duplicate the Software in whole or in part.

8.  TERM

A. This Agreement shall have a term, for a period of five (5) years from the date first referenced above 1 August 1997, provided that neither party has terminated for cause.

B.  The term of Technical Support for each covered System shall be as follows:

The "Initial Term" shall commence upon Davox written acknowledge that an order for coverage has been accepted by Davox and shall be for a period of one (1) year, thereafter renewable annually. Notwithstanding the foregoing, except as otherwise provided in this clause, either part shall be permitted to terminate coverage for cause at any time upon thirty (30) days prior written notice to the other, and should the cause not be extinguished by the 30th day, terminate forthwith. Notwithstanding the above: (i) should BT terminate for any reason, Datapoint shall be permitted to terminate upon fifteen (15) days written notice to Davox and nay prepaid amounts for support and services not then rendered shall be duly refunded by Davox; and (ii) Davox shall be permitted to terminate upon fifteen (15) days prior written notice in the event Datapoint fails to make timely payment and cure such failure with said fifteen (15) day period.

9.  ORDERS AND DELIVERY

A. Placement. Datapoint will place orders for the Support Services directly with Davox. Unless otherwise mutually agreed to in writing by the parties, any term of any such order that conflicts with any term of this Agreement will have no legal force or effect. All orders will be placed in writing and reference this Agreement (either by date "Agreement of 1 August 1997" or by number "Agreement no: D1") or in the case of orders on a time and material basis, will be authorized in writing by Datapoint's BT account manager. In the absence of any such designation, any order for products or service covered by this Agreement shall be deemed governed by the terms and conditions herein.

B. All orders are subject to credit approval by Davox, except that any order accompanied by payment in full shall be deemed to have satisfied this requirement.

C. Shipment/Delivery Date for Support Services. Technical Support shall be effective in accordance with Section 1(C). For all other Support Services the parties shall mutually agree on a performance schedule for each order accepted from Datapoint. With respect to

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     spare parts, Software, and other products available hereunder (each referred to in this Section 9 as a "Product") Davox will ship the Products from its distribution or support facility, as designated by Davox, in accordance with this schedule, subject to delays beyond Davox's control. Davox will select the method of shipment for Datapoint's account and obtain all licenses required to export the Products from the country of origin. Datapoint will (i) obtain all licenses required to import the Products into the United Kingdom, (ii) clear the Products through local customs promptly upon their arrival at the United Kingdom and (iii) pay all customs duties and other charges assessed on such imports in the United Kingdom, if applicable.

D. Rescheduling. Datapoint may reschedule a shipment date for the products by notifying Davox of the proposed new shipment date, but any such proposed new date cannot extend the original shipment date by more than one-hundred-twenty (120) days.

E. Delivery. Davox will deliver Products to Datapoint at the distribution or support facility designated by Davox. In the absence of written confirmation to the contrary, the distribution or support facility shall be deemed to be Davox facility in Westford, MA, USA ("Davox Facility"). Risk of loss will pass to Datapoint upon delivery to a common carrier. Any use of "EX WORKS," "FOB" or other INCOTERMS will apply only to price and not to delivery or passage of title or risk of loss. Delivery of airway bills or other bills of lading before or after the Products arrive in the United Kingdom will not affect the place of delivery. Datapoint shall provide shipping instructions either in the order or otherwise to Davox in writing at least thirty (30) days prior to the shipment date. In the absence of shipping instructions, Davox shall select a common carrier on behalf of Datapoint. In no event shall Davox be liable for shipment by common carrier nor shall such common carrier be construed to be an agent of Davox. Technical Support shall be deemed delivered at the Davox Facility where remote support is rendered, or , when applicable, at the system location where on-site support is furnished.

F. Title. Title to the, components and spare parts and all risk of loss thereto shall pass to Datapoint upon delivery to the common carrier. Datapoint acknowledges that title to the Software will not, under any circumstances, pass to Datapoint or BT, and Software is licensed to Datapoint for sublicense to BT.

G. Costs. Except as otherwise provided in Clause 4B, Datapoint will pay or reimburse Davox for all brokerage, handling, transportation, demurrage and other delivery costs that Davox may incur in delivering Products to Datapoint from Davox's designated distribution or support facility. Davox will separately identify all reimbursable costs in its order confirmation or invoice issued to Datapoint.

10.  PRICES AND PAYMENT

A. The prices for Technical Support and other Support Services available hereunder are as set forth in Schedule I, Schedule II and Schedule III hereto. In the event no price or fee is set forth for a particular service, the price or fee shall be Davox then prevailing

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     international price or fee for the applicable time or material.
     Notwithstanding the foregoing, Davox agrees not to modify the prices on Schedules II and III on the effective date of this Agreement for a period of one (1) year commencing on said date.

B. The fees stated for Technical Support are annual charges, quoted and to be paid in United States dollars. The fees shall be invoiced and paid quarterly in advance of the commencement date, except that the first billing shall be prorated from the date Technical Support commenced to the date of the end of the then current Datapoint quarterly period.
     Datapoint's quarterly period end on October 31, January 31, April 30 and July 31. All other charges for Support Services are quoted in United States dollars, and shall be due and payable thirty (30) days from the date of invoice.

C. Currency and Place. Datapoint will pay all amounts due to Davox pursuant to this Agreement in U.S. Dollars at Davox's offices in Westford, Massachusetts, U.S.A. Any late payment will accrue interest at the lower of the LIBOR rate quoted on the date that the payment became past due, plus one percent (1%) or such rate as may be allowable under the laws of England, it being the agreement of the parties that the lower rate shall apply.

D. Taxes. All amounts payable by Datapoint to Davox under this Agreement are exclusive of any tax, levy or similar governmental charge that may be assessed by any jurisdiction, whether based on gross revenue, the delivery, possession or use of the Support Services or Products, the execution or performance of this Agreement or otherwise, except for net income, net worth or franchise taxes assessed on Davox outside of the United Kingdom. Subject to these exceptions, Datapoint will pay all taxes, VAT, levies or similar governmental charges or provide Davox with a certificate of exemption acceptable to the taxing authority. If Datapoint is required under the laws of the united Kingdom to deduct any withholding taxes from payments to Davox, then (i) Datapoint will notify Davox prior to withholding any such taxes, (ii) the price payable by Datapoint for the Products will be increased so that the actual amount received by Davox, net of all taxes, will be equal to the amount invoiced to Datapoint and (iii) Datapoint will promptly furnish Davox with the official receipt of payment of these taxes to the appropriate taxing authority.

E. For the purposes of the calculation of fees, fees for Technical Support coverage shall commence on the date of "hand over" for the applicable system or Seat notwithstanding the date of Datapoint's purchase order.

11.  ESCALATION

     During the period of Technical Support coverage on a System, Davox will use best efforts to deal with the escalation of unresolved problems with the system reported to the WSC in accordance with the Escalation Procedures set forth in Schedule IV hereto, to the extent applicable. Davox Escalation procedures do not represent a guarantee that Davox will be able to provide problem resolution within any specified time.

12.  LIMITED WARRANTIES

A. Davox warrants that the services render under this Agreement shall be of professional quality conforming to generally accepted practices in the industry.

B. Warranty. Davox warrants that any spare parts furnished under this Agreement will be free from defects in materials and workmanship and Software furnished under this Agreement will operate substantially in accordance with Davox then current published specifications as set forth in Davox documentation for a period of sixty (60) days from the date Datapoint delivers the spare part or Software to Customer. Davox does not warrant that (i) the spare parts and Software will satisfy or may be customized to satisfy all of the customers' requirements or (ii) the use of the Software will be uninterrupted or error-free. Datapoint further acknowledges that
     (i) the prices contemplated under this Agreement are based on the limited warranty, disclaimer and limitation of liability specified in Sections 12, 13 and 14 and (ii) such charges would be substantially higher if any of these provisions were unenforceable.

C. Remedies. Datapoint will promptly notify Davox in case of any alleged breach of warranty or any other duty related to the quality of the Equipment, spare parts, Software or other support Service. If the alleged defect is demonstrated to fall within the express warranty contemplated under Section 12(b), Davox will, at its option, correct or replace the defective Equipment, spare part of Software. If the alleged deficiency is a failure to confirm to Section 12(A) Davox shall re-perform the Support Service, or material portion thereof, which fails to conform to the professional standard in Section 12(A) at no additional charge. If Davox is unable to remedy any defect in the Equipment, spare part or any non-conforming Software under Section 12(B), or remedy any failure of performance under Section 12(A) as required by the foregoing warranties, Davox's liability to Datapoint shall in no event exceed the purchase price received hereunder by Davox for the Equipment or spare part or the amount of any license fees received by Davox for the Software, or the fee for the applicable Support Service as of the date of the applicable warranty claim is first made.

D. Limitation. The warranties and remedies specified in this Section will not apply if the spare part or Software malfunctions due to extrinsic causes, such as (i) natural disasters, including fire, smoke, water, earthquakes or lightning, (ii) electrical power fluctuations or failures, (iii) the neglect or misuse of the, spare part or Software or other failure to comply with the instructions set forth in the Davox documentation, (iv) a correction or modification of the, spare part of Software not provided by Davox, (except to the extent expressly authorized in writing by Davox Vice President of Customer Service referencing these Agreement) (v) a malfunction of the customer's hardware equipment, (vi) interfaces not developed and installed by Davox or (vii) the combination of the System with other products not provided by Davox.

E. Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 12 AND SECTION 13, ALL WARRANTIES, CONDITIONS, REPRESENTATIONS, INDEMNITIES AND GUARANTEES WITH RESPECT TO THE SPARE PARTS, SOFTWARE AND OTHER SUPPORT SERVICES, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS BY DAVOX OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED. However, nothing in this Section 12E shall be deemed to modify any other warranty which may exist under the certain and separate Distributor Agreement as modified by the Termination Agreement with respect to Products furnished thereunder, in accordance with the terms therein.

13.  DAVOX INDEMNIFICATION OF DATAPOINT

A. Infringement. Davox will defend Datapoint and pay the costs involved in any claim, suit or proceeding brought against Datapoint insofar as such suit or proceeding is based on a claim that the spare part or Software furnished hereunder infringes on any United States, Belgium, France, Spain, Germany, Switzerland, Netherlands, Italy, Sweden, or United Kingdom, or Republic of Ireland, patent, copyright or trademark, but only if Datapoint notifies Davox promptly upon learning that such claim is threatened or has been filed and served on Datapoint and gives Davox sole control of the defense and all related settlement negotiations. Notwithstanding anything herein to the contrary, the notice referred to by this Section shall be sent by fax to Davox's United States headquarters. Attention: President, at (508) 952-0200. (or such other number as Davox may notify Datapoint in accordance with Section 21) with a confirming copy sent in accordance with the procedures set forth in Section 21. If any claim which Davox is obligated to defend has occurred, or in the reasonable opinion of Davox is likely to occur, Datapoint agrees to permit Davox, at the option and expense of Davox, either to procure for Datapoint the right to continue using the spare part or Software or to replace or modify the spare part or Software so that it becomes non-infringing without materially impairing functionality and existing compliance with legal and regulatory requirements. If neither of the foregoing alternatives is available on terms which are reasonably acceptable to Davox, Datapoint shall return the spare part or Software upon written request by Davox ad Datapoint agrees to accept a refund equal to the amount paid by Datapoint less depreciation at a rate per year over the life (five years in the case of Software and five years in the case of spare parts) of the spare part or Software.

B. Limitations. Davox shall have no obligations under this Section 13 with respect to claims, suits, or proceedings to the extent based on the use of the system, spare part or Software in combination or connection with hardware or software not provided by Davox, customization of the Software, or upon the use of the system, spare part or Software in a manner for which such System, spare part or Software was not designed. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, DAVOX'S TOTAL AGGREGATE LIABILITY UNDER THIS SECTION 13 FOR ANY AND ALL

     CLAIMS ARISING UNDER THIS SECTION SHALL IN NO EVENT EXCEED AN AGGREGATE DOLLAR AMOUNT OF THREE MILLION U.S. DOLLARS (US$3,000,000), EXCEPT THAT NO SUCH LIMIT SHALL APPLY TO ANY CLAIM, SUIT, OR PROCEEDING ASSERTING INFRINGEMENT OF A PATENT ISSUED UNDER THE LAWS OF THE UNITED STATES OR THE UNITED KINGDOM.

C. Exclusive Liability. THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF DAVOX FOR INFRINGEMENT OF ANY KIND AND IS IN LIEU OF ALL WARRANTIES , EXPRESS OR IMPLIED, IN REGARD THERETO.

D. Survival. The provisions of this Section 13 shall survive the termination of this Agreement.

14.  NO CONSEQUENTIAL DAMAGES.

     UNDER NO CIRCUMSTANCES WILL DAVOX OR ITS LICENSORS BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORSEEABLE. BASED ON CLAIMS OF DATAPOINT, OR BT OR THEIR CUSTOMERS (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF DATA, GOODWILL, USE OF MONEY OR USE OF THE PRODUCTS, INTERRUPTION IN USE OR AVAILABILITY OF DATA, STOPPAGE OF OTHER WORK OR IMPAIRMENT OF OTHER ASSETS), ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE. EXCEPT FOR DAVOX'S OBLIGATIONS UNDER
     SECTION 13, IN NO EVENT WILL THE AGGREGATE LIABILITY WHICH DAVOX AND ITS LICENSORS MAY INCUR IN ANY ACTION OR PROCEEDING EXCEED THE TOTAL AMOUNT ACTUALLY PAID TO DAVOX BY DATAPOINT FOR THE SPECIFIC SUPPORT SERVICE OR PRODUCT FURNISHED HEREUNDER THAT DIRECTLY CAUSED THE DAMAGE. THIS SECTION WILL NOT APPLY ONLY WHEN AND TO THE EXTENT THAT APPLICABLE LAW SPECIFICALLY REQUIRES LIABILITY, DESPITE THE FOREGOING EXCLUSION AND LIMITATION.

15.  INFORMATION

A.   Confidentiality.

     (1) Datapoint acknowledges that the Support Services and other products furnished hereunder incorporate confidential and proprietary information developed or acquired by or licensed to Davox (the "Information"). Datapoint will take all reasonable precautions necessary to safeguard the confidentiality of the Information, including (i) those taken by Datapoint to protect its own confidential information and (ii) those which Davox may reasonably request from time to time. Datapoint will not allow the removal or defacement of any confidentiality or proprietary notice placed on the Support Service's materials, products or other items of Information. The placement of copyright notices on these items will not constitute publication or otherwise impair their confidential nature.

     (2) Davox shall take all reasonable steps to insure that all documentation and such other confidential information provided to Davox by Datapoint and marked as "confidential" remains confidential.

B. Ownership. All patents, copyrights, circuit layouts, trade secrets and other proprietary rights in or related to the Support Services and products furnished hereunder are and will remain the exclusive property of Davox or its licensors, whether or not specifically recognized or perfected under the laws of the United Kingdom, Republic of Ireland, United States or any other jurisdiction. Datapoint will not take any action that jeopardizes Davox's or its licensors' proprietary rights or acquire any right in the Support Services, products or Information, except the limited use rights specified in Section 15(C). Datapoint hereby assigns to Davox or its licensor all rights in any translation, modification or adaptation of, or derivative work based on, the Support Services, products, or other items of Information, including any improvement or development thereof, that may be developed by or for Datapoint, but excluding external interfaces developed by Datapoint to enable a System to operate in combination with BT's particular computer or telephony systems. Datapoint will obtain at Davox request, the execution of any instrument that be may appropriate to prefect these rights in Davox or its licensor's name. Datapoint shall retain any rights in and to any shell or supplemental software it develops to the extent and as provided in 15C.

C. Use. Datapoint will use the Support Services, products and other items of Information exclusively to perform its service and support activities with respect to its BT, in accordance with the terms of this Agreement. Except as specifically contemplated in Section 3(G), 5(B), 7(A) of this Agreement, or Section 9(c) of the Distributor Agreement, Datapoint will not copy, translate, modify or adapt the Support Services, Software products, or other items of Information without Davox's prior written approval. Datapoint will reproduce Davox's or its licensors' confidentiality and proprietary notices on all such copies. Datapoint will not decompile, disassemble or reverse engineer the Software or products, except as and to the extent specifically permitted under applicable law. Datapoint will promptly notify Davox if Datapoint intends to create any shell or supplemental software that will be combined with the Software, Equipment or products. At Davox's request, Datapoint will provide Davox with the specifications, flow charts, source and object code and other documentation for such shell or supplemental software programs ("Supplemental Software Information") for the purpose of enabling Davox to fulfill its support obligations under this Agreement with respect to the Equipment, Software or products and to ascertain Datapoint's compliance with the terms herein. Davox agrees not to disclose to any third party and treat as confidential the Supplemental Software Information with the same degree of care Davox uses to protect its own confidential information, which shall not be less than a reasonable standard of care not to disclose. Davox confidentiality obligations with respect to the Supplemental Software

     Information do not apply to information which: (i) is in the public domain;
     (ii) has been received by Davox from a third party not under confidentiality restrictions; (iii) is already known to Davox at the time of disclosure, or is independently developed by Davox without use of the Supplemental Software Information; (iv) is authorized to be disclosed to a third party by Datapoint; or (v) is disclosed to BT pursuant to Davox rightfully performing it diagnostic and support obligations under the Agreement.

     Datapoint, or its licensors, shall retain all rights, title and interest in and to any such shell or supplemental software, except to the extent such shell or supplemental software contains software code or Information of Davox or its licensors.

D. Disclosure. Datapoint will not disclose, in whole or in part, the Information except to those of Datapoint's employees who require access to perform its obligations under this Agreement and have executed a confidentiality agreement conforming to that set out in Schedule H of the Distributor Agreement (the "Confidentiality Agreement"). Datapoint will execute all Confidentiality Agreements as principal on its own behalf and, exclusively to accept or otherwise perfect Davox's rights thereunder, as agent on behalf of Davox. At Davox request, Datapoint will provide Davox with copies of all Confidentiality Agreements. In no event will Datapoint amend or cancel any Confidentiality Agreement without Davox's prior approval.

E. Unauthorized Use or Disclosure. Datapoint acknowledges that any unauthorized use or disclosure of the Information may cause irreparable damage to Davox or its licensors. If an unauthorized use or disclosure occurs, Datapoint will promptly notify Davox and take, at Datapoint's expense, all steps which are necessary to recover the Information and to prevent its subsequent unauthorized use or dissemination, including availing itself of actions for seizure and injunctive relief. If Datapoint fails to take these steps in a timely and adequate manner, Davox may take them in its own or Datapoint's name and at Datapoint's expense.

F. Limitation. Datapoint will have no confidentiality obligation with respect to any portion of the Information that (i) Datapoint independently knew or developed before receiving the Support Services or Information from Davox,
     (ii) Datapoint lawfully obtained from a third party under no obligation of confidentiality or (iii) became available to the public other than as a result of an act or omission of Datapoint or any of its employees or customers. Under any of these circumstances, Datapoint will notify Davox at least 30 days before disclosing such portion of the Information to any other person.

16.  COMPLIANCE WITH LAWS

A. Local Compliance. Datapoint will, at its expense, obtain and maintain the governmental authorizations, registrations and filings that may be required under the laws of the United Kingdom for Datapoint to execute or perform under this Agreement any agreements with BT and will pay and bear all stamp taxes related thereto. Datapoint will otherwise comply with all laws, regulations and other legal requirements within the United

     Kingdom that apply to Datapoint's performance arising under this Agreement, including tax and foreign exchange legislation.

B. Compliance With U.S. Laws. Datapoint agrees that it will not directly or indirectly do any act or thing which will constitute a violation of the United States Foreign Assets Control Regulations.

     Datapoint further acknowledges and agrees that the Support Services, other products furnished hereunder and all related technical information, documents and materials are subject to export controls under the U.S. Export Administration Regulations. Datapoint will comply with all applicable requirements of the Export Administration Regulations and other applicable export control regulations of the United States, as modified from time to time by the Administration or the US Department of Commerce and any corresponding export control requirements with the United Kingdom.

C. Unlawful Payments. Datapoint will not use any payment or other benefit derived from Davox to offer, promise or pay any money, gift or any other thing of value to any person for the purpose of influencing official actions or decisions affecting this Agreement, while knowing or having reason to know that any portion of this money, gift or thing will, directly or indirectly, be given, offered or promised to (i) any employee, officer or other person acting in an official capacity for any government or its instrumentalities or (ii) any political party, party official or candidate for political office. Datapoint will provide Davox with the assurances and official documents that Davox periodically may request to verify Datapoint's compliance with this Section.

17.  INDEMNITY

     Datapoint will indemnify Davox against any damage, loss, liability or expense (including lawyers' fees) that Davox may incur (i) arising out of any wrongful action of Datapoint, its employees, agents, subcontractors, representatives or customers (ii) as a result of (a) any modification or amendment of the prescribed terms of the Software Agreement in Schedule V and, with respect to furnish Software to BT, the Software License in
     Schedule VI that Davox did not specifically approve, (b) Datapoint's failure to comply with Section 7(A), Section 15, any warranty, condition, representation, indemnity or guarantee granted by Datapoint or provided by applicable law with respect to the Support Services and products furnished hereunder in addition to or in lieu of the limited warranties specified in
     Section 12, (d) any omission or inaccuracy in Datapoint's advertisements and promotional materials that relate to the Support Services and products,
     (e) any modification of the Support Services or products hereunder, or (f) Datapoint's failure to comply with Section 16. Davox shall use all reasonable efforts to notify Datapoint of any threatened claim within ten
     (10) days after Davox's receipt of written notification that such claim is threatened and within five (5) days of the filing and service on Davox of such claim and giving Datapoint sole control of the defense and all related settlement negotiations. Notwithstanding anything herein to the contrary, the notice referred to by this Section shall be sent by fax to Datapoint
     (UK) Limited's
     headquarters, Attention: Legal Department, at 0181-830-1516 (or such other number as Datapoint may notify Davox of in accordance with Section 21 with a confirming copy sent in accordance with the procedures set forth in
     Section 21. This Section will not be construed to limit or exclude any other claims or remedies which Davox may assert under this Agreement or by law.

18.  INDEPENDENT PARTIES

     Davox and Datapoint are independent parties. Nothing in this Agreement will be construed to make Datapoint an agent, employee, franchisee, joint venturer, partner or legal representative of Davox. Except as otherwise provided in this Agreement, Datapoint will neither have nor represent itself to have any authority to act on Davox's behalf.

     Davox is not a party to any agreement or undertaking between Datapoint and BT by virtue of this Agreement and does not otherwise endorse or ratify any such undertakings or agreements.

19.  FORCE MAJEURE

     Neither party will be liable for any failure or delay in performing an obligation under this Agreement that is due to causes beyond its reasonable control.

     Notwithstanding the foregoing, nothing in this Section shall be construed to excuse or delay Datapoint's payments to Davox hereunder, such payment being a condition to the rendering of Support Service by Davox.

20.  ARBITRATION

A. General. Except as contemplated under Section 20(D), any controversy or claim arising out of or relating to this Agreement or the existence, validity, breach or termination thereof, whether during or after its term, will be finally settled by compulsory arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for International Commercial Arbitration of the American Arbitration Association ("AAA"), as modified or supplemented under this Section 20.

B. Proceeding. To initiate arbitration, either party will file the appropriate notice at the Regional Office of the AAA in Boston, Massachusetts U.S.A. The arbitration proceeding will take place in Boston, Massachusetts U.S.A. and will be conducted in the English language. The arbitration panel will consist of 3 arbitrators, one arbitrator appointed by each party and a third neutral arbitrator appointed by the two arbitrators designated by the parties. The third arbitrator shall be a retired US federal court or state appellate court judge. Any communication between a party and any arbitrator will be directed to the AAA for transmittal to the arbitrator.

C. Award. The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or plead to the arbitrators. The award will (i) be granted and paid in U.S. dollars exclusive of any tax, deduction or offset and (ii) include interest form the date of breach or other violation of the Agreement until the award is fully paid, computed at the then-prevailing LIBOR rate. Judgment upon the arbitral award may be entered in any court that has jurisdiction thereof. Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that resists its enforcement. The parties expressly agree that the arbitrators will be empowered to (i) issue an interim order or award, which may include but is not limited to requiring Datapoint to cease using the Products or Information pending the outcome of the arbitration, or (ii) grant injunctive relief.

D. Legal Actions. Nothing in this Section will prevent Davox from enforcing its copyrights, patents or other proprietary rights against Datapoint (including, but not limited to, obtain injunctive relief from a court of competent jurisdiction) or filing legal actions for payment of outstanding and past due debts in the courts of the United Kingdom, or court of competent jurisdiction, nor shall anything in this Section prevent Datapoint from enforcing its copyrights, patents or other proprietary rights against Davox (including, but not limited to, obtaining injunctive relief) in a court of competent jurisdiction.

21.  GENERAL

A. No relationship with customer created. - The Datapoint Agreement and this Agreement do not create any direct relationship with, or obligations to Datapoint's customer BT (including any parent, subsidiary, or affiliate entity of BT) on the part of Davox.

B. Right to request support. - The sole and exclusive remedy of Datapoint hereunder with respect to a defective or inoperative System (inclusive of Equipment, spare parts and Software) is to request Support Services or replacement Equipment as provided herein.

C. Availability of personnel. - Davox shall be excused from providing on-site support: (i) when to do so will violate the laws or regulations of the United Kingdom and (ii) where the laws of the UK require a work permit or visa, and then only for the period of time until such work permit or visa is issued.

D. Notices. - Notices and approvals required hereunder shall be given in writing and will be sent by facsimile transmission, with electronically dated confirmation, or independent carrier, with written confirmation of receipt or registered mail, to the designated representative, identified below, at the address first set forth above;

     If to Datapoint:
     Datapoint UK Ltd.
     Attn:  Managing Director
     Telephone:  0181 469 1222
     Facsimile:  0181 830 1516

     With copy to Company Attorney

     If to Davox Corporation:
     Attn:  Vice President Customer Service
     Telephone:  508 952 0200
     Facsimile:  508 952 0201
     With copy to Company Attorney

F. Severability. - In the event that any portion of this Agreement shall be deemed to be illegal or unenforceable by any court of competent jurisdiction, the remaining provisions shall be severable and enforceable in accordance with their terms so long as the omission of such terms or provision does not cause this Agreement to fail in its essential purpose or purposes. The parties will negotiate in good faith to replace any such illegal or unenforceable provisions with legal and enforceable provisions that are intended to restore the purpose of this Agreement.

G. Waiver and Modification. - Except as otherwise provided above, any waiver, amendment or other modification of this Agreement will not be effective unless in writing and signed by the parties against whom it is sought to be enforced.

H. Assignment. - Neither party may assign, delegate, subcontract or otherwise transfer this Agreement or any rights or obligations without the other's prior approval. Any attempt to do so will be void. Notwithstanding the foregoing, Davox may assign or subcontract any or all of its rights and obligations to its wholly owned subsidiary in the England, Davox (Europe) Limited.

I. Governing Law. - This Agreement will be governed and interpreted by the laws of the Commonwealth of Massachusetts, USA, excluding its conflict of law principles. Davox and Datapoint exclude the United nations Convention on Contracts for the International Sale of Goods from this Agreement and any transaction between them that may be implemented in connection with this Agreement.

J. Survival. - The provisions of Sections 13, 14, 15, 16, 17, 18, 20, 21(A) and 21(H) shall survive the termination or expiration of this Agreement.

K. Breach.- In the event of a material breach of this Agreement the non-breaching party shall give the party in breach written notice of the breach and the breaching party shall have thirty (30) days to cure, or if the breach is not capable of cure within thirty days then the breaching party must have commenced to make diligent efforts to cure and actually cured within a reasonable period of time in light of the severity and materiality of the breach.

L. Upon termination or expiration of this Agreement, Datapoint shall return to Davox all Information, documentation, Software, and other materials provided to Datapoint hereunder pursuant to Sections 3(G), 7 and 15.

M. Nothing in this Agreement shall be construed to relieve or modify either party's independent obligations under the certain and separate Datapoint Agreement.

N. Non-solicitation.- During the term of this Agreement neither party shall knowingly solicit the technical personnel then in the direct, current, full-time employment of the other. Notwithstanding the foregoing nothing herein shall be construed to prevent either party from interviewing and making offers to an employee of the other party or hiring employees of the other party to the full extent permitted under the laws of the United Kingdom or European Union. However, in the event a party hires an employee of the other, the hiring party shall by way of full and complete compensation, and without further obligation or liability hereunder, pay to said other party an amount equal to 3 month's base salary calculated at the monthly base salary rate then in effect for said employee by the other party at the time the offer of employment is extended. Each party expressly acknowledges and agrees that it is not the intent to prevent or otherwise interfere with any employees right or privilege to freely seek and accept employment with the other party, but to provide a mechanism to provide compensation to the affected party in the event of the loss of an employee material to the affected party's operation. The employment process being personal to the candidate seeking employment, neither party shall be required to disclose the identity of any potential employment candidate prior to the date such candidate accepts an offer of employment from the tendering party.

O. Special Definitions: 1. "Datapoint" - For the sake of clarity, whereas Datapoint has limited distribution rights with respect to BT under the Datapoint Agreement, the term "Distributor" as used with respect to this Agreement between the parties shall refer to Datapoint UK Limited.

     2. "Software" - The term Software as used herein refers to software as the term is first used in Section 1.B and upgrades, modifications, customization, bug fixes and enhancements thereto, Revisions, and all software code furnished under this Agreement.

P. In the event of any conflict between the terms of this Agreement and the Schedules set forth in Section 23, the terms of this Agreement shall control, except that the parties agree that this Agreement and the Schedules shall be interpreted as being consistent to the extent reasonably possible.

22.  ENTIRE AGREEMENT

     This Agreement and its Schedules constitute the complete and entire statement of all terms, conditions, and representations of the agreement between the parties with respect to the subject matter.

     It is the intent of the parties that the Distribution Agreement as modified by the Termination Agreement (collectively the "Outside Agreements") remain independent agreements with independent legal significance and are not made part hereof, except that reference to specific sections or clauses of said agreements herein shall be deemed to incorporate the same terms or obligations under this Agreement to the extent necessary to give effect to the obligations or undertakings expressly set forth in this Agreement, or as the context may suggest, to acknowledge the existence of rights or obligations under such Outside Agreements and shall not be deemed to revive, extend or modify said Outside Agreements.

23.  SCHEDULES AND EXHIBITS

     Schedule I          Spare Parts List and Pricing
     Schedule II         Annual Support and Time and Materials
                         Pricing
     Schedule III        Davox Education Course Pricing
     Schedule IV         BT Problem Escalation Procedure
     Schedule V          Software License
     Schedule VI         BT Sublicense


AGREED:                                       AGREED:

Datapoint                                     Davox

By: /s/ Blake Thomas                          By: /s/ John J. Connolly
   ---------------------------------------       -------------------------------

Title: President & Chief Operating Officer    Title: VP Finance & CFO
       -----------------------------------           ---------------------------

Date:                                         Date:  10/31/97
       -----------------------------------           ---------------------------

                                  ADDENDUM 1


This Addendum amends and modifies the Special Support Services Agreement between Datapoint (UK) Ltd. ("Datapoint") and Davox Corporation ("Davox") with an effective date of 1 August 1997 (the "Agreement"). To the extent of any inconsistencies between the terms of this Addendum and the terms of the Agreement, the terms of this Addendum shall govern. All other terms and conditions of the Agreement remain unchanged.

1. In Clause 1.A. of the Agreement, between the phrase "United Kingdom" and the parenthetical term "UK" insert the words "of Great Britain and Northern Ireland."

2. Clause 21.L. of the Agreement is deleted in its entirety and replaced with a new Clause 21.L. as follows:

     "Upon expiration or termination of this Agreement, except in the event of an uncured breach of Sections 7, Software; 10, Payment; and 15, Information, Datapoint shall be permitted to retain and use under license, in accordance with the terms of this Agreement, such Information, Software and documentation furnished hereunder, as may be reasonably necessary to support BT pursuant to any existing contractual commitments between BT and Datapoint. Datapoint shall return all other Information, Software and documentation upon said expiration or termination of this Agreement. Notwithstanding anything elsewhere herein to the contrary, Davox shall have no obligation to support, revise, or update any Information, Software or documentation retained and used pursuant to this Clause 21.L."


AGREED:                                       AGREED:

Datapoint                                     Davox

By: /s/ Blake Thomas                          By: /s/ John J. Connolly
   ---------------------------------------       -------------------------------

Title: Chairman of the Board of DPT UK        Title: VP Finance & CFO
       -----------------------------------           ---------------------------

Date:                                         Date:
       -----------------------------------           ---------------------------

                                   SCHEDULE I
                          SPARE PARTS LIST AND PRICING

BASE CABINET -- INTERNATIONAL

                                                                           SPARES    ASSEMBLY   EXPEDITED
PART                                        INSTALLED SYSTEMS              LIST      REPAIR     REPAIR
NUMBER              DESCRIPTION             "1-5"  "6-15"  "16-30"  "30+"  PRICE     CHARGE     PRICE

881194*             PWA DSP CPU               1       2       2       3    $10,000   $ 3,000    $ 5,000
881202-CNET*        PWA PDL BD CPU CNET       1       2       2       3    $   750   $   225    $   375
881200**            PWA PDL BD I/F T1 CEPT    1       2       2       3    $   575   $   173    $   288
881210**            PWA SW DIG DSP            1       2       2       3    $ 1,240   $   372    $   620
881207**            PWA PDL BD SW DIG         1       2       2       3    $   500   $   150    $   250
881302**            POWER SUPPLY ASSY         1       1       1       2    $ 4,500   $ 1,350    $ 2,250
905349              DCS CABINET CARD CAGE     1       1       1       1    $48,675   $14,603    $24,338
883240              RIBBON CABLE DCS          1       1       1       2    $    15   N/A        N/A
881301              FAN ASSEMBLY              1       1       1       1    $   430   N/A        N/A
883245-05           CABLE T1                  1       1       1       2    $    35   N/A        N/A
881300              BACK PLANE ASSEMBLY       1       1       1       2    $ 5,230   $ 1,569    $ 2,615
881197-E1           PWA INTERFACE E1          1       2       2       3    $ 5,000   $ 1,500    $ 2,500
881197-T1           PWA INTERFACE T1          1       2       2       3    $ 5,000   $ 1,500    $ 2,500

CABLES & ACCESSORIES

                                                                          SPARES   ASSEMBLY  EXPEDITED
PART                                      INSTALLED SYSTEMS               LIST     REPAIR    REPAIR
NUMBER              DESCRIPTION           "1-5"  "6-15"  "16-30"  "30+"   PRICE    CHARGE    PRICE

883195-04           MODEM CABLE             1       1       1       2     $46      N/A       N/A
901585              PARALLEL CABLE          1       1       1       2     $48      N/A       N/A
883246-05           SP10-WYSE CABLE         1       1       1       2     $45      N/A       N/A
905450-50           THIN NET CABLE          1       1       1       2     $85      N/A       N/A
905524              ADAPTER BNC             1       1       2       2     $18      N/A       N/A
883192-50           SERIAL PRINTER CABLE    1       1       1       2     $58      N/A       N/A
883243-20           10 BASE T CABLE         1       1       1       3     $20      N/A       N/A
905836              AUDIO ADAPTER SP10      1       1       1       2     +        N/A       N/A
905828              SPLITTER SERIAL         1       1       1       2     +        N/A       N/A

**/1/ For use with T1 and E1 interface
X     Items required for 95% repairability
*     Single point of failure if only one line DSP card in system
**    Single point of failure
+     Contact your local SUN dealer for pricing and availability

NON-PROPRIETARY ITEMS

PART                                                                    SPARES   ASSEMBLY  EXPEDITED
NUMBER                                  INSTALLED SYSTEMS               LIST     REPAIR    REPAIR
VENDOR              DESCRIPTION         "1-5"  "6-15"  "16-30"  "30+"   PRICE    CHARGE    PRICE

905822              HUB TEN BASE T        1       1       2       3     $  350
MIL-4000H           MILAN TECH

906026              MODEM 14 4K BD        1       1       2       3     $  650
00268-00            U.S. ROBOTICS

905865              DRIVE DISK OPTICAL    1       1       2       3     $1,500
PMO-130             PINNACLE

905979              PRINTER LA 424        1       1       1       2     $1,875
LA424-CA            DIGITAL EQUIP

10VSK7              FILTER CORCOM         1       1       2       2     $   60

JA2&A8E             CIRCUIT BREAKER       1       1       2       2     $  120
JO1HA510            HEINEMANN

UNIX BASED PRODUCTS (SUN MICRO)

PART
NUMBER
VENDOR              DESCRIPTION
?                   CARD E NET
N814N               TAPE DRIVE 8MM
X546A               HARD DRIVE 1.05 GB (INTERNAL)
VARIOUS             SMC SERVER
VARIOUS             WORKSTATION W/KEYBOARD
X116F               EXPANSION MEMORY 16 MB
X132R/13            EXPANSION MEMORY 32 MB

Contact your local Sun dealer for service and pricing of all Sun products. **Single point of failure.

COUNTRY SPECIFIC

PART                                                           SPARES    ASSEMBLY   EXPEDITED  EMERGENCY
NUMBER                          INSTALLED SYSTEMS              LIST      REPAIR     REPAIR     EXCHANGE
VENDOR         DESCRIPTION      "1-5"  "6-15"  "16-30"  "30+"  PRICE     CHARGE     PRICE      PRICE

MEXICO
881332         PWA I/F CEPT E1    1       1       2       3    $5,000    $1,500     $2,500     $3,250

AUSTRALIA
881332         PWA I/F CEPT E1    1       1       2       3    $5,000    $1,500     $2,500     $3,250

OPTIONS

PART                                                                       SPARES   ASSEMBLY    EXPEDITED   EMERGENCY
NUMBER                                     INSTALLED SYSTEMS               LIST     REPAIR      REPAIR      EXCHANGE
VENDOR         DESCRIPTION                 "1-5"  "6-15"  "16-30"  "30+"   PRICE    CHARGE      PRICE       PRICE

TIP & RING
881322         PWA SLAC                      1       1       2       3     $2,350   $  705      $1,175      $ 1,528
881323         PDI BD SLAC                   1       1       2       3     $2,020   $  606      $1,010      $ 1,313`

HEADSET
DIRECT TO
DIALER
881084         DIGITAL SWITCH OPERATOR EE    1       1       2       3     $  828    $  248     $  414      $   538
881204         PDB BD BDIG SW OPERATOR       1       1       2       3     $  320    $   96     $  160      $   208

SLAC
881338         PWA ISLAC                     1       1       2       3     $1,500    $  450     $  750      $   975
881846         PBD BD ISLAC                  1       1       2       3     $3,500    $1,050     $1,750      $ 2,275

                                  SCHEDULE II
                  ANNUAL SUPPORT AND TIME & MATERIALS PRICING

1. Base Technical Support: Annual Support under the Support Services Agreement is priced at $[CONFIDENTIAL TREATMENT REQUESTED]/*/ per seat, per System paid quarterly in advance, for the first year of support, beginning upon installation. For the second and subsequent years of support, the price is $[CONFIDENTIAL TREATMENT REQUESTED]/*/ PER SEAT, per System, paid quarterly in advance.

2. Time and Materials: Time and Materials pricing for W.S.C. International Support for additional services provided outside the scope of the services included under the annual service fee is:

LABOR RATES:  WORLDWIDE SUPPORT CENTER - LABOR RATES

     US $[CONFIDENTIAL TREATMENT REQUESTED]/*/ per hour
                       During WSC Standard Hours of Operation - Contract Systems
                       - (7:30 am-midnight weekdays, plus 8:00 am-5:00 p.m. Saturdays, US EST, Davox Holidays excluded)

     US $[CONFIDENTIAL TREATMENT REQUESTED]/*/ per hour
                       Outside USC Standard Hours of Operation - Contract Systems - (12:00 am-7:20 am Tuesday through Saturdays, and 5:01 pm Saturdays through 7:29 am Mondays, Davox Holidays excluded)

     US $[CONFIDENTIAL TREATMENT REQUESTED]/*/ per hour
                       All Hours - Non-Contract Systems

               ON-SITE SUPPORT LABOR RATES

     US $[CONFIDENTIAL TREATMENT REQUESTED]/*/ per hour
                       FOR SUPPORT PROVIDED FROM THE UNITED STATES:
                       Labor Charges will be billed at the prevailing labor rate, and are billed for both travel and actual on-site labor hours, portal to portal. Travel and related expenses will be billed at actual costs.

     UK  [CONFIDENTIAL TREATMENT REQUESTED]/*/ per day
                       FOR SUPPORT PROVIDED FROM THE UNITED KINGDOM: Charges are per day, or will be pro-rated for a half-day if agreed and for support local to Davox support personnel. Travel and related expenses will be billed at actual costs.

BASE TECHNICAL SUPPORT PRICING IS SUBJECT TO CHANGE AT THE CONCLUSION OF YEAR __ OF THIS AGREEMENT UPON 90 DAYS WRITTEN NOTICE, PRIOR TO THE __ ANNIVERSARY DATE OF THIS AGREEMENT.

LABOR RATES AND RATES FOR TIME AND MATERIALS AND RATES FOR SERVICES OTHER THAN BASE TECHNICAL SUPPORT ARE SUBJECT TO CHANGE AT ANY TIME UPON 90 DAYS PRIOR WRITTEN NOTICE.

/*/[CONFIDENTIAL TREATMENT REQUESTED] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                  Schedule III
                         DAVOX EDUCATION COURSE PRICING


Pricing for Davox Courses

===========================================================================
          COURSE TITLE                COURSE CODE    DURATION      PRICE
---------------------------------------------------------------------------
Unison Supervisor Training               UST-101      5 days       $ *
Advanced Unison Supervisor               AUS-201      3 days         *
Unison Overview                           UO-100      1 day          *
Unison Architecture                       UA-102      3 days         *
Physical Layer                            PL-103      5 days         *
Application Development Tools            ADT-105      3 days         *
Power Script                              PS-106      2 days         *
Smart Button Development                 SBD-107      3 days         *
Client API                              CAPI-108      1 day          *
Davox Call Center Management             CCM-202      2 days         *
Workshop

In the event Datapoint requests, and Davox provides, training at the Datapoint Training Facility, or at the End-User site, the on-site delivery rate is $[CONFIDENTIAL TREATMENT REQUESTED]/*/ per day plus all reasonable Davox T&E. This applies to all courses.


PRICING MAY BE CHANGED UPON 90 DAYS WRITTEN NOTICE.

/*/[CONFIDENTIAL TREATMENT REQUESTED] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                          COURSEWARE LICENSING PRICING

TRAIN THE TRAINER PROGRAM

This program provides Datapoint with the training materials and information necessary to enable delivery of Davox Courses. Datapoint Instructors attend each course once as a student to learn the product content. Student Instructors attend a second time in a train the trainer role to learn how to deliver the training. This includes time to work with the Davox Instructor and evaluate how best to use the Davox training materials. When the Datapoint's Instructor first begins to deliver the course at the end user site, they will be able to call Davox Instructors with questions (1 hour of phone support per course).

The program's major components are:
A Unison Lecture/Lab Course attended first in a student role by the Datapoint's Instructor
A Unison Lecture/Lab Course attended in a Train the Trainer mode by the Datapoint's Instructor
1 hour of Davox Telephone Trainer Support is provided for each course
A License fee to use Davox Courseware materials
Optional product documentation can be ordered from Davox on a quarterly basis and purchased at standard prices


The following Davox courses can be completed pursuant to the above requirements. Please refer to description of each course on the Davox Website at http://www.davox.com/educational services.

     Unison Supervisor Training (the basic course and a prerequisite to other courses)
     Advanced Unison Supervisor
     Unison Overview
     Unison Architecture
     Physical Layer
     Smart Button Development
     Application Development Tools
     Davox Call Center Management Workshop
     Client API
     Script+


The following non-Davox provided courses or their equivalent are required to effectively train Datapoint employees or end users.

     Sybase SQL
     TI "Video"
     Network "Video"
     Advanced UNIX
     Solaris Administration
     Shell Scripting

LICENSED COURSEWARE PRICING
The Davox Licensed Courseware fee includes one hard copy of Student and Instructor Guides, an electronic soft copy file for each guide, and one Train-the-Trainer Program per instructor per course. To train additional instructors, Datapoint will need to purchase each additional Train-the-Trainer Programs for a fee of $[CONFIDENTIAL TREATMENT REQUESTED]/*/ US/course per instructors.

-----------------------------------------------------------------------------------------------------------------------
                                                        Courseware License
             Licensed                         # TTT      Fee includes one       Yearly Maintenance of
            Courseware              # Days     Days    instructor per course      Course Curriculum
-----------------------------------------------------------------------------------------------------
Unison Supervisor Training             5        5               *                        *
-----------------------------------------------------------------------------------------------------
Advanced Unison Supervisor             3        3               *                        *
-----------------------------------------------------------------------------------------------------
Call Center Management                 2        2               *                        *
-----------------------------------------------------------------------------------------------------
Unison Overview                        1        1               *                        *
-----------------------------------------------------------------------------------------------------
Unison Architecture                    3        3               *                        *
-----------------------------------------------------------------------------------------------------
Physical Layer                         5        5               *                        *
-----------------------------------------------------------------------------------------------------
Application Development Tools          3        3               *                        *
-----------------------------------------------------------------------------------------------------
Power Script                           2        2               *                        *
-----------------------------------------------------------------------------------------------------
Smart Button Development               3        3               *                        *
-----------------------------------------------------------------------------------------------------
Client API                             1        1               *                        *
-----------------------------------------------------------------------------------------------------

          COURSEWARE LICENSING PRICING MAY BE CHANGED WITHOUT NOTICE.

/*/[CONFIDENTIAL TREATMENT REQUESTED] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                     DAVOX
                                  CORPORATION

                            WORLDWIDE SUPPORT CENTER

                    DATAPOINT (B.T.) CALL HANDLING PROCEDURE
                                  SCHEDULE IV


I.   INTRODUCTION
     ------------

     This procedure defines the process for handling and escalating calls from DATAPOINT for B.T. support within DAVOX. It describes how problem calls are placed, how problems are prioritized, how problems are escalated, and how higher levels of technical and management resources are brought to bear on especially difficult problems.

II.  PURPOSE
     -------

     To establish the lines of communications and to identify the responsible DAVOX personnel and/or ensure all calls are managed in a consistent and expeditious manner to minimize downtime and disruption to the customer environment.

     1) This procedure applies to all service requests on equipment and software covered by the Davox Support Services Agreement with Datapoint, subject to any restrictions that may be written into the specific agreement. Further, it is requested Datapoint cooperate fully by providing unlimited access to the affected equipment, timely response to Davox's request for information such as dumps, logs, configurations, and network access as may be required in order for Davox to effectively troubleshoot and diagnose the problem.

     2) Initial problem escalation is the responsibility of the WSC and is effected via a predetermined set of timeframes based upon the priority of the problem (Attachment "B").

     3)   All call handling will be in accordance with the following procedure:

          I. Datapoint contacts the WSC with the nature of the problem and the pertinent information is entered into the on-line system (Support Center 0800-898-376).

          II. The WSC technical representative in conjunction with Datapoint assesses the technical and business impact of the problem and assigns the priority (see Case Priority Definitions "Attachment A").

          III. After consultation with the Datapoint representative the WSC will escalate the call based on the following set of conditions:

               A. During normal business hours in the United Kingdom the call will be placed in the EAM Queue and the Mgr. European Service will be notified and an engineer assigned within 30 min. of receipt of call.

               B. If after hours in the U.K., or in the event of unavailability of the EAM engineer, the call will be placed in the SES Queue and the Mgr. Escalation Group will be notified and an engineer assigned within 30 min. of receipt of call.

               C. After Hours support (midnight to 07:30 a.m. EST, US) will be for critical priority problems only as defined in Attachment "A".

     4) If during the course of problem resolution Datapoint determines Davox is not meeting the goals established in the attachments escalation will be as follows: DATAPOINT will contact Doug Wiltz, Mgr. European Services (0410-850-925 U.K. Cell Phone or 508-864-2054 USA Cell Phone). If the Mgr. European Services is unavailable escalation will be in the following order: John Henderson Mgr. Escalation (SES) 508-952-0260 pager 1-888-503-1480, Joe Venskus Dir. Worldwide Support 508-952-0299 pager 1-888-604-2936, Doug Langenberg VP, Customer Service 508-952-0315.

     5) All times in this document are (MAXIMUM TIMES) to be viewed as "Stated Company Business Hours/Days" management reserves the right to move calls as required to meet specific business demands.

ATTACHMENT "A"
--------------

CASE PRIORITY DEFINITIONS
-------------------------


"CRITICAL"
 --------

     Severe Operational Impact (i.e., loss of system productivity)
     Down System
     Data Corruption
     Network Down

     MAY REQUIRE DAILY UPDATES TO CUSTOMER


"HIGH"
 ----

     Intermittent System Failure
     Loss of Some Functionality
     No Workaround Available
     Moderate Degradation in Performance or Functionality

     REQUIRES WEEKLY UPDATES TO CUSTOMER


"MEDIUM"
 ------

     Minor Operational Impact
     Initial RAID Notifications
     Workaround Available
     Product Feature not Working to Specifications

     REQUIRES BI-WEEKLY UPDATES TO CUSTOMER

"LOW"
 ---

     Non-critical issue, Documentation error

     REQUIRES MONTHLY UPDATES TO CUSTOMER

                                 ATTACHMENT "B"
                                   TIME TABLE
                               PROBLEM ESCALATION
                             CONTACT HOURS MAXIMUM


-------------------------------------------------------------------
                 Escalation
Priority          (EAM/SES)    Product Support    Development
-------------------------------------------------------------------
CRITICAL            3 Hrs           5 Hrs         Continuous Effort
                                                    (as required)
-------------------------------------------------------------------
HIGH               5 Days          10 Days             20 Days
-------------------------------------------------------------------
MEDIUM             7 Days          14 Days             25 Days
-------------------------------------------------------------------
LOW                15 Days         20 Days             30 Days
-------------------------------------------------------------------

                                   Schedule V
                                   ----------

                               Software Agreement
                               ------------------


                          ----------------------------

                          ----------------------------

                          ----------------------------
                  (Tel:                     Fax:              )
                        -------------------     -------------
                                ("Distributor")


                          END-USER SOFTWARE SUBLICENSE
                          ----------------------------


("Customer"
           ---------------------------------------------------------------------
                                                                        (street)
-----------------------------------------------------------------------

--------------------------------------------------------------------------------
(city)                   (state)             (postal code)             (country)

Tel:                                  Fax:
    ---------------------------------     --------------------------------------
Contact:
        ------------------------------------------------------------------------
Hardware Platform:                    Serial Number(s)
                  --------------------                --------------------------

This End-User Software Sublicense Agreement ("Agreement") amends the quotation
issued by                  ("Distributor") or Customer's purchase order or any
          ----------------
other agreement with Distributor pursuant to which Customer has agreed to purchase any Davox Corporation ("Davox") product, including, but not limited to, the Davox Smart Management Center, Davox UNISON brand call management system, Davox Prelude call management system, predictive dialer, and/or any other Davox products ("Quotation") Notwithstanding anything in the Quotation to the contrary, the Davox software furnished Customer under the Quotation or furnished with or made part of Davox products (referred to herein as the "Software") is provided to Customer under the terms and conditions of this Agreement. This Agreement will control and take precedence over the Quotation.

                          GENERAL TERMS AND CONDITIONS

1. SOFTWARE

"Software" means (i) the machine-readable object code version of the computer programs provided to Customer under this Agreement (the "Programs"), (ii) the published user manuals and documentation that Distributor makes generally available for the Programs (the "Documentation"), (iii) the updates enhancements or revisions of the Programs or Documentation that Distributor may provide to Customer (the "Updates") and (iv) any copy of the Programs, Documentation or Updates. Nothing in this Agreement will entitle Customer to receive the source code of the Programs or Updates in whole or in part.

2. USE

Subject to the terms of this Agreement, Distributor hereby grants to Customer a personal nontransferable, nonexclusive license ("License") to use the Software for Customer's own use and only on the single Computerized

Autodial System, automated call system, Davox UNISON brand call management system, Davox Prelude brand call management system predictive dialer controller unit, personal computer, workstation, or other item of equipment ("Unit") for which the Software is first provided or installed except as otherwise herein provided. The Programs and Updates may be copied in whole or in part subject to the proper inclusion of any and all copyright and proprietary notices, only as may be necessary for Customer's use on such single Unit, solely for archival and back-up purposes or to replace a worn or defective copy. Customer shall not copy the Documentation or technical information provided with the Software. If Customer is unable to operate the Software on the single Unit due to an equipment malfunction, the Software may be transferred temporarily to another Unit during the period of equipment malfunction. Customer shall not reverse compile, disassemble or otherwise reverse engineer, embed within any other software product or modify in any manner, including modifications to source code with respect thereto, the Software in whole or in part. If an Update replaces a prior version of a Program, Customer will immediately destroy such prior version and all copies thereof upon installing the Update.

3. CONFIDENTIALITY

Customer agrees and acknowledges that the Software is confidential and proprietary information. Customer shall not disclose, provide or otherwise make available the Software or any part or copies thereof to any person other than employees of Customer who have a legitimate need therefor, without prior written consent of Distributor and Davox. Customer shall take all appropriate actions by instruction, agreement or otherwise with any persons permitted access to the Software necessary to satisfy Customer's obligations under this Agreement. All copies of the Software whether provided by Distributor or made by Customer as permitted by this Agreement, including without limitation, translations, compilations or partial copies are the property of Davox and its licensors and may not be used or disclosed except as permitted by this Agreement. Customer will not allow the removal or defacement of any confidentiality or proprietary notice placed on the Software. If an unauthorized use or disclosure occurs Customer will immediately notify Distributor and take, at Customer's expense, all steps which may be available to recover the Software and to prevent its subsequent unauthorized use or dissemination. Customer will have no confidentiality obligation with respect to any portion of the Software that (i) Customer independently developed before receiving the Software under this Agreement, (ii) Customer lawfully obtained from a third party under no confidentiality obligation or (iii) became available to the public other than as a result of an act or omission by Customer or any of its employees or consultants.

4. OWNERSHIP

All rights, title and interest to and all applicable rights in patents, copyrights and trade secrets in the Software or any of its parts shall remain vested in Davox or in any third party vendor from whom Davox Corporation has acquired rights to license the Software, notwithstanding the grant of the License pursuant to the terms of this Agreement. Customer will not take any action that jeopardizes Davox's or its licensors' proprietary rights or acquire any right in the Software, except the limited use rights specified in this Agreement. Davox or its licensors will own all rights in any copy, translation, modification or adaptation of, or derivative work based on, the Software, including any improvement or development thereof. Customer will obtain, at Distributor's request, the execution of any instrument that may be appropriate to assign these rights to Davox or its licensors or perfect these rights in Davox's or its licensor's name.

5. INFRINGEMENT

If an action is brought against Customer claiming that the Software owned by Davox (the "Davox Software") infringes a patent or copyright within the country of installation (the "Territory"). Davox will defend Customer and, subject to this Section and Section 6, pay the damages and costs finally awarded against Customer in the infringement action, but only if (i) Customer notifies Davox promptly upon learning that the claim might be asserted, (ii) Davox has sole control over the defense of the claim and any negotiation for its settlement or compromise and (iii) Customer takes no action that, in Davox's judgment, is contrary to Davox's interest. If a claim described in this Section may be or has been asserted, Customer will permit Davox, at Davox's option, to (i) procure the right to continue using the Software, (ii) replace or modify the Software to eliminate the infringement while providing functionally equivalent performance or (iii) accept the return of the Software and refund to Customer the amount actually paid to Distributor for such Software, less depreciation based on a 5-year straight-line depreciation schedule. Davox will have no indemnity obligation to Customer under this Section if the patent or copyright infringement claim results from (i) a correction or modification of the Software not provided by Davox, (ii) the failure to promptly install an Update or (iii) the combination of the Software with other products not provided by Davox.

6. DISCLAIMER

Customer acknowledges that the warranties, conditions, guarantees or representations with respect to the Software, if any, are or will be set forth in a separate agreement executed between Customer and Distributor. NEITHER DAVOX NOR ITS LICENSORS GRANT CUSTOMER ANY WARRANTY, GUARANTEE, CONDITION OR REPRESENTATION WITH RESPECT TO THE SOFTWARE OR HARDWARE, AND DAVOX AND ITS LICENSORS DISCLAIM ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE. Any claim for breach of warranty guarantee condition or representation, whether express or implied may be brought solely against Distributor except as and to the extent otherwise specifically permitted under applicable law, despite the foregoing disclaimer.

7. EXCLUSION AND LIMITATION

UNDER NO CIRCUMSTANCES WILL DAVOX OR ITS LICENSORS BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CUSTOMER'S CLAIMS OR THOSE OF ITS CUSTOMERS (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF DATA, GOODWILL, USE OF MONEY OR USE OF THE PRODUCTS, INTERRUPTION IN USE OR AVAILABILITY OF DATA, STOPPAGE OF OTHER WORK OR IMPAIRMENT OF OTHER ASSETS), ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE. IN NO EVENT WILL THE AGGREGATE LIABILITY WHICH DAVOX OR ITS LICENSORS MAY INCUR IN ANY ACTION OR PROCEEDING EXCEED THE TOTAL AMOUNT ACTUALLY PAID BY CUSTOMER FOR THE SPECIFIC PRODUCT THAT DIRECTLY CAUSED THE DAMAGE. THIS SECTION WILL NOT APPLY ONLY WHEN AND TO THE EXTENT THAT APPLICABLE LAW SPECIFICALLY REQUIRES LIABILITY, DESPITE THE FOREGOING EXCLUSION AND LIMITATION.

8. TERMINATION

Unless otherwise provided herein, the License shall expire at such time as Customer discontinues use of the applicable Software on the single Unit for which the Software is first provided, but otherwise shall be without restriction as to time. Customer may terminate this Agreement, without right to refund, by notifying Distributor of such termination. This Agreement will terminate automatically if Customer becomes insolvent or enters into bankruptcy, suspension of payments, moratorium, reorganization or any other proceeding that relates to insolvency or protection of creditors' rights. Notwithstanding the foregoing, Distributor shall have the right to terminate the License if Customer fails to pay any and all required license fees, otherwise fails to comply with the terms and conditions of the License set forth in this Agreement and the Quotation, or fails to cure any breach of this Agreement or the Quotation within ten (10) days after receipt of written notice from Distributor. Customer agrees that upon expiration of the License or upon notice of termination thereof, it will immediately return or destroy the Software and all portions and copies thereof as directed by Distributor and, if requested, will certify in writing to Distributor as to the destruction or return of the Software and all copies thereof. The provisions of Sections 5, 6, 8, 9 and 11 will survive the termination of this Agreement.

9.  U.S. EXPORT RESTRICTIONS

Customer acknowledges that the Software and all related technical information, documents and materials are subject to export controls under the U.S. Export Administration Regulations. Customer will (i) comply strictly with all legal requirements established under these controls, (ii) cooperate fully with Davox in any official or unofficial audit or inspection that relates to these controls and (iii) not export, re-export, divert or transfer directly or indirectly, any such item or direct products thereof to Cuba, Libya, North Korea or any country that is embargoed by Executive order, or to any national of the aforementioned countries, unless Customer has obtained the prior written authorization of Davox and the U.S. Commerce Department. Upon notice to Customer, Davox may modify this list to conform to changes in the U.S. Export Administration Regulations.

10. INSPECTION

During the term of this Agreement, Distributor or its designees may, upon prior notice to Customer, inspect the files, computer processors, equipment and facilities of Customer during normal working hours to verify Customer's compliance with this Agreement. While conducting such inspection, Distributor or its designees will be entitled to copy any item that Customer may posses in violation of this Agreement.

11. BENEFICIARIES

Davox and any third party from whom Davox has acquired rights to license the Software or any part thereof is a direct and intended third party beneficiary of this Agreement and the Quotation to the extent this Agreement or the Quotation relates to the Software, and may enforce this Agreement and the Quotation directly against Customer to such extent, provided, however, that no such licensor shall be liable to the Customer for any general, special, direct, indirect, consequential, incidental or other damages arising out of or relating to the Software.

12. ASSIGNMENT

Customer shall not assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without Distributor's prior approval. If Distributor ceases to be Davox's authorized distributor for any reason, this Agreement may be assigned to Davox or its designee effective immediately upon notice from Davox, and Customer consents to such assignment in advance.

13. MISCELLANEOUS

All notices or approvals required or permitted under this Agreement must be given in writing. Any waiver or modification of this Agreement will not be effective unless executed in writing and signed by Distributor and approved by Davox. This Agreement will bind Customer's successors-in-interest. This Agreement will be governed by and interpreted in accordance with the laws of the Territory. If any provisions of this Agreement is held to be unenforceable, in whole or in part, such holding will not affect the validity of the other provisions of this Agreement, unless Distributor in good faith deems the unenforceable provision to be essential, in which case Distributor may terminate this Agreement effective immediately upon notice to Customer. No failure or delay on the part of Distributor to exercise any right or remedy specified herein shall be construed as a waiver of such right or remedy. Except as otherwise expressly set forth herein, all terms of the Quotation shall remain in full force and effect.

                                    SCHEDULE
                                    --------

    Terms and Conditions Relating to the Davox Software to be included as an
    ------------------------------------------------------------------------
       Appendix to the agreement to be executed between Datapoint and BT
       -----------------------------------------------------------------


1. BT shall have personal, non-transferable, non-exclusive license to use the Davox Software [in machine readable object form] solely for BT's own internal business use and only on a single automated call system, Davox Unison System, controller unit, personal computer or worksession ("Unit") for which the Davox Software is first provided or installed, except as otherwise provided in the Appendix (the "Licenses").

2. If BT is unable to operate the Davox Software on a single Unit due to an equipment malfunction, the Davox Software may be transferred temporarily to another Unit during the period of such equipment malfunction.

3. The Davox Software may be copied in whole or in part, subject to the proper inclusion of any and all copyright and proprietary actions, only as may be necessary for BT's use as a single Unit, solely for archival and back-up purposed or in replace a worn or defective copy. All such copies shall be subject to the provisions of this Appendix. BT shall not copy any other materials or documentation generally made available with the Davox software (the "Documentation") as any other archival information provided with the Davox Software.

4. BT shall not reverse compile, disassemble or otherwise reverse engineer, embed within any other software product, or modify in any manner (including modifications to source code with respect thereto) the Davox Software in whole or in part. The information necessary to achieve interoperability of the Davox Software with independently created program within the meaning of the Copyright (Computer Programs) Regulations 1992 will be made available to BT on request and payment of Davox's then current fee for such information.

5. BT agrees and acknowledges that the Davox Software is the Davox Corporation's ("Davox") confidential and proprietary information. BT shall not disclose, provide or otherwise make the Davox Software or the Documentation, or any part of copies thereof, available to any person other than employees of BT who have a legitimate need thereafter. BT shall take all appropriate actions by instruction, agreement or otherwise with any persons permitted access to the Davox Software necessary to satisfy BT's obligations in the Appendix.

6. All copies of the Davox Software, whether provided by the Customer or made by BT under the terms of this Appendix, including, without limitation, trademarks, compilations or partial copies, are and shall remain the property of Davox and its Licensors and may not be used or disclosed except as permitted by the terms of this Appendix.

7. All right, title and license (together with applicable rights in patents, copyrights, trade secrets or other intellectual property rights) in and to the Davox Software and the Documentations of any part thereof are and shall remain the exclusive property of Davox or its licensors (as appropriate) notwithstanding the grant of the License.

8. Unless otherwise provided in this Appendix, the License shall expire at such time as BT discontinues use of the Davox Software but otherwise shall be without restriction as to time. Notwithstanding the foregoing, the Contractor shall have the right to terminate the License if BT fails to comply with the terms and conditions thereof. BT agrees that upon expiration of the License or on notice of termination thereof, it will immediately return or destroy all copies of the Davox Software and all portions and copies thereof as directed by the Contractor and shall certify in writing to the Contractor that such action has been taken.